Exhibit 99.2

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

IR@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES AGREEMENT TO INCREASE ITS REVENUE SHARING INTEREST IN PROMISING SLOT VENUE IN THE PHILIPPINES

- Agreement Expected to Improve Return of the Company’s

Philippine Participation Operations -

Hong Kong — October 21, 2011 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced it entered into an agreement (the “Agreement”) to increase its revenue sharing rights in San Pedro VIP Club, one of the Company’s best performing venues in its Philippine gaming participation operations. This Agreement, which furthers the Company’s strategy to improve returns and focus its assets on the highest-potential venues in the market, increases its revenue share of this venue’s net win to 35% and its control over the promotion and marketing strategies.

San Pedro VIP Club, located in the popular suburban district of San Pedro, Laguna, approximately twenty minutes from Manila, is one of the Company’s most promising venues under participation contract in the Philippines.  The Company currently has approximately 180 electronic gaming machine seats in operation at San Pedro VIP Club with average daily net win per machine of approximately $70-80.

As in all other cases of the Company’s existing participation business in the Philippines, San Pedro VIP Club is operated by the government operator, Philippine Amusement and Gaming Corporation (PAGCOR), which entered into a machine lease contract with a company (the “Proponent”) which possesses the premises of the club (the “PAGCOR Contract”). The Proponent in turn entered into an agreement with the Company to lease electronic gaming machines to the venue (the “Agreement of Lease”). Pursuant to the terms of the PAGCOR Contract and the Agreement of Lease, the net win after gaming tax of the machines at San Pedro VIP Club was to be shared amongst PAGCOR, the Proponent, and the Company in the ratio of 65%, 18%, and 17%, respectively.

Under the terms of the Agreement announced today, Entertainment Gaming Asia will take over the role of the Proponent and will work directly with PAGCOR. The Company’s revenue share will increase from 17% to 35% and PAGCOR will maintain its 65% share. The Company will also incur certain of the venue’s operating expenses, which will be recorded in its cost of gaming operations.  These operating expenses mainly comprise costs related to property rental, marketing, and equipment maintenance. The closing of the Agreement will be subject to the fulfillment of various conditions, which include PAGCOR’s consent and agreement to extend the PAGCOR Contract with the Company until mid 2016.  Upon closing, the Agreement will be retroactively effective as of August 1, 2011.

- more –

Total consideration payable by the Company under the Agreement is approximately $1.3 million, which will be funded by the Company’s internal cash resources.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are pleased to have the opportunity to work directly with PAGCOR and further our strategy to improve the growth potential of our Philippine operations by focusing our resources on our most promising venues in this market.  San Pedro VIP Club is one of our best performing venues in our Philippine participation operations.  With greater flexibility and control over marketing and promotion, we intend to implement some of the successful initiatives that focus on customer service and loyalty programs employed in our other operations to build on San Pedro VIP Club’s solid performance.

“We believe this investment strengthens our overall position in the Philippines.  Further, it provides the potential to maximize returns from our gaming operations in this market, which better positions us to pursue gaming expansion opportunities including our casino development plans in the Indo-China region.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. is also engaged in the development of casinos in Indo China where it intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the increase in the Company’s share of the net win for the San Pedro venue, the return on investment in the San Pedro venue, the growth of the gaming industry in the Philippines, growth of the gaming industry in the Indo-China region and the Company’s ability to secure new casino projects and fund those projects.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to  Entertainment Gaming Asia’s ability to generate net win from the gaming machines placed at the San Pedro venue at historical or increased levels, minimize its share of the operating expenses incurred at the San Pedro venue, identify and successfully develop additional casino projects in the Indo-China region, acquire additional capital as and when needed and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements.  Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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